Exhibit 99.1

Vonage Holdings Corp. Reports Third Quarter 2009 Results

— Adjusted EBITDA1 Increases to $33 Million —

— Net Income Excluding Adjustments2 Increases to $5 Million or $0.03 per Share —

— Vonage World Subscribers Exceed 400,000 —

— Company Reports Revenue of $222 Million —

Holmdel, NJ, November 4, 2009 – Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced results for the third quarter ended September 30, 2009.

Vonage reported record adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $33 million, up from $15 million in the year ago quarter and $31 million sequentially. This is the eighth consecutive quarter of record high adjusted EBITDA.

Revenue of $222 million was down 2% year-over-year, and up 1% sequentially. The Company generated net income, excluding adjustments2, of $5 million or $0.03 per share. This is an improvement from a net loss of $8 million in the third quarter of 2008 and net income, excluding adjustments of $1 million, sequentially.

As a result of the sharp increase in the price of Vonage’s stock during the quarter, the conversion feature of the Company’s third lien convertible notes increased in value. GAAP accounting requires the Company to take a mark-to-market charge as a result of this increase. Net loss was $55 million or $0.33 per share, driven primarily by the $63 million non-cash charge associated with the conversion feature. This compares to a net loss of $8 million in the third quarter of 2008 and net income of $2 million sequentially.

Marc Lefar, Vonage Chief Executive Officer, said, “We generated strong financial results during the quarter as Vonage again produced record level adjusted EBITDA on higher sequential revenue.”

“Despite economic challenges and the impact of wireless substitution, our subscriber base grew during the latter part of the quarter as the new Vonage World service gained traction. We also continued to make progress against initiatives launched last year to enhance the value of our core product, reduce costs and improve the customer experience.”

“The market response to Vonage World, which provides unlimited calling to more than 60 countries, was very strong. Average weekly gross line additions in the final six weeks of the quarter were more than double the previous seven weeks of the quarter.”

“In October, we released Vonage Mobile, our first mobile calling application for smartphones. This application is focused on the international calling market and provides significant improvements in convenience and savings versus calling cards and wireless carriers. Vonage Mobile works over cellular and Wi-Fi networks. Over the next few months, we expect to launch Vonage World for Mobile, a flat-rate plan that mirrors the Vonage World residential plan. Discounts for customers of both services are planned. Vonage Mobile is available as a free download on the iPhone(R), BlackBerry(R), and iPod touch(R).”

Vonage World

In August 2009, the Company launched Vonage World. There are more than 400,000 subscribers on the World plan today, including new Vonage subscribers and existing customers who have migrated from other plans.

Key indicators which correlate to lower churn are showing positive trends:

•	Return rates for new Vonage World customers in the first 30 days are nearly half that of pre-World customers.

•	Customers subscribing as a result of a referral from a friend have more than quadrupled.

•	New customers subscribing through the online channel increased 50%.

•	New customers with excellent or very good credit increased 33% versus pre-World customers.

While it is too early to predict long-term churn profiles, the first Vonage World customer groups are churning at a rate less than half that of similarly tenured customers added in the months prior to the World launch.

Third Quarter 2009 Financial and Operating Highlights

Revenue for the third quarter was $222 million, down from $226 million in the year ago quarter and up from $220 million sequentially. Average revenue per user (“ARPU”) increased to $29.89 from $28.75 in the year ago quarter and $28.88 sequentially. Telephony services ARPU increased to $29.16 from $27.52 reported a year ago and $28.18 sequentially, reflecting the full benefit of changes to the Company’s promotional and pricing strategies.

Direct cost of telephony services was $52 million, down from $57 million in the prior year and up slightly from $51 million sequentially. On a per line basis, the cost of telephony services declined to $7.02 from $7.20 in the prior year and increased from $6.76 sequentially. The increase in the cost of telephony services was primarily due to higher international volume driven by Vonage World. The Company expects to continue to leverage the increase in international calling volume to achieve rate reductions with carrier partners.

Direct cost of goods sold was $18 million, down from $21 million in the year ago quarter and up slightly from $16 million sequentially on higher gross line additions. Direct margins3 were 69%, up from 66% the prior year and flat sequentially.

SG&A expense declined to $63 million from $73 million in the year ago quarter and $71 million sequentially as the Company effectively managed general and administrative expenses. The sequential SG&A improvement was also driven by a favorable comparison to the prior quarter, which included $5 million in non-recurring litigation and severance expense.

Pre-marketing operating income (“PMOI”)1 reached a record high $103 million, up from $91 million in the year ago quarter and $94 million sequentially. PMOI per line increased to $13.89 from $11.55 in the year ago quarter and $12.36 sequentially.

As projected, marketing expense was $57 million, down from $65 million in the third quarter of 2008 and up from $52 million sequentially. Subscriber line acquisition cost (“SLAC”) was $301 compared to $272 in the prior year and down from $363 sequentially. SLAC declined significantly to $235 in the last six weeks of the quarter following the launch of Vonage World. The Company expects fourth quarter 2009 marketing expense to be consistent with the third quarter.

Although Vonage World drove positive net growth and a higher quality customer, the launch occurred too late in the quarter to fully offset line losses in July and August, resulting in a 50,000 net subscriber line loss for the full quarter.

Churn increased sequentially from 3.2% to 3.4%, driven in part by customer non-payment, an indicator of the macroeconomic environment. Trends later in the quarter and month of October have shown significant improvement; October churn was 3.0%.

As of September 30, 2009, cash and cash equivalents were $38 million and restricted cash remained unchanged at $40 million.

During the quarter, the Company took advantage of opportunities to effectively utilize its cash by prepaying vendors $17 million in exchange for significant discounts. This resulted in an operating use of cash of $9 million. Under the Company’s debt financing terms, unrestricted cash in excess of $30 million would have become restricted effective October 1, 2009. The Company expects to generate positive cash from operations in the fourth quarter and full year 2009.

Capital and software expenditures totaled $9 million. Capital and software for the full year 2009 are expected to be approximately $40 million, consistent with the prior year. Capital expenditures in the fourth quarter are expected to increase sequentially due to the timing of investments in new billing and other systems capabilities.

Shares outstanding increased sequentially by 40 million to 197 million as of September 30, 2009, primarily as a result of debt conversions.

NYSE Compliance Update

On September 28, 2009, the Company announced that it received notification from the New York Stock Exchange (the “NYSE”) that the Company has regained compliance with the NYSE’s continued listing standard for minimum average share price.

In addition to regaining compliance with the price listing standard, the Company continues to follow all NYSE requirements to regain market capitalization compliance including providing quarterly operational updates to the NYSE. The NYSE requires average market capitalization of not less than $100 million over a 30-day trading period. The Company’s market capitalization was $274 million on September 30, 2009. The Company could regain compliance either at the end of the 18-month plan period available or based on two consecutive quarterly monitoring periods in compliance.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(4)	A reduction of 16,802 lines was made to the 2009 opening line balance as part of a data base review. This adjustment impacted the nine months ended September 30, 2009 per line metrics.

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.45 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Statement of Operations Data:
Operating Revenues:
Telephony services	$216,085	$216,092	$646,437	$651,810
Customer equipment and shipping	5,420	9,678	19,101	26,101

	221,505	225,770	665,538	677,911

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,371, $4,908, $14,000, and $14,337, respectively)	52,044	56,502	155,275	169,586
Direct cost of goods sold	17,727	20,835	54,418	61,440
Selling, general and administrative	63,187	73,035	202,565	230,358
Marketing	57,393	64,911	175,232	191,110
Depreciation and amortization	12,881	13,347	39,625	34,670

	203,232	228,630	627,115	687,164

Income (loss) from operations	18,273	(2,860)	38,423	(9,253)

Other income (expense):
Interest income	58	544	228	2,965
Interest expense	(13,690)	(5,504)	(40,911)	(16,610)
Gain (loss) on extinguishment of notes	3,816	—	3,816	—
Change in fair value of derivatives	(62,998)	—	(48,878)	—
Other, net	15	46	821	(66)

	(72,799)	(4,914)	(84,924)	(13,711)

Income (loss) before income tax expense	(54,526)	(7,774)	(46,501)	(22,964)
Income tax expense	(29)	(43)	(498)	(696)

Net income (loss)	$(54,555)	$(7,817)	$(46,999)	$(23,660)

Net income (loss) per common share:
Basic	$(0.33)	$(0.05)	$(0.29)	$(0.15)

Diluted	$(0.33)	$(0.05)	$(0.29)	$(0.15)

Weighted-average common shares outstanding:
Basic	167,666	156,299	160,477	156,146

Diluted	167,666	156,299	160,477	156,146

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$(8,963)	$(17,923)	$16,660	$6,171
Net cash provided by (used in) investing activities	(9,192)	13,434	(23,673)	44,213
Net cash provided by (used in) financing activities	(587)	(8,846)	(2,588)	(9,234)
Capital expenditures, intangible asset purchases and development of software assets	(9,191)	(10,209)	(23,235)	(32,566)

			September 30, 2009	December 31, 2008
			(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents			$37,819	$46,134
Restricted cash			40,173	39,585
Property and equipment, net of accumulated depreciation			86,226	98,292
Total assets			317,751	336,905
Total debt, net of discount			196,701	194,050
Derivative embedded within convertible note, at fair value			27,560	—
Capital lease obligations			21,288	22,199
Total liabilities			419,681	427,647
Total stockholders’ equity (deficit)			(101,930)	(90,742)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2009	2009	2008	2009		2008
Gross subscriber line additions	190,834	143,645	238,430	561,089		750,591
Net subscriber line additions	(50,191)	(88,643)	9,460	(145,327)		41,673
Subscriber lines (at period end)	2,445,027	2,495,218	2,621,900	2,445,027	(4)	2,621,900
Average monthly customer churn	3.4%	3.2%	3.0%	3.2%		3.1%
Average monthly revenue per line	$29.89	$28.88	$28.75	$29.37	(4)	$28.96
Average monthly telephony services revenue per line	$29.16	$28.18	$27.52	$28.53	(4)	$27.84
Average monthly direct cost of telephony services per line	$7.02	$6.76	$7.20	$6.85	(4)	$7.24
Marketing costs per gross subscriber line addition	$301	$363	$272	$312		$255
Employees (excluding temporary help) (at period end)	1,239	1,260	1,573	1,239		1,573
Direct margin as a % of total revenue	68.5%	69.2%	65.7%	68.5%		65.9%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2009	2009	2008	2009	2008
Income (loss) from operations	$18,273	$15,050	$(2,860)	$38,423	$(9,253)
Depreciation and amortization	12,881	13,848	13,347	39,625	34,670
Share-based expense	2,058	2,227	4,167	6,893	9,203

Adjusted EBITDA	33,212	31,125	14,654	84,941	34,620
Marketing	57,393	52,144	64,911	175,232	191,110
Customer equipment and shipping	(5,420)	(5,319)	(9,678)	(19,101)	(26,101)
Direct cost of goods sold	17,727	16,179	20,835	54,418	61,440

Pre-marketing operating income	$102,912	$94,129	$90,722	$295,490	$261,069

As a % of telephony services revenue	47.6%	43.8%	42.0%	45.7%	40.1%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2009	2009	2008	2009	2008
Net income (loss)	$(54,555)	$2,285	$(7,817)	$(46,999)	$(23,660)
Gain (loss) on extinguishment of notes	(3,816)	—	—	(3,816)	—
Change in fair value of derivatives	62,998	(1,150)	—	48,878	—

Net income (loss) excluding adjustments	$4,627	$1,135	$(7,817)	$(1,937)	$(23,660)

Net income (loss) per common share:
Basic	$(0.33)	$0.01	$(0.05)	$(0.29)	$(0.15)

Diluted	$(0.33)	$0.01	$(0.05)	$(0.29)	$(0.15)

Weighted-average common shares outstanding:
Basic	167,666	156,928	156,299	160,477	156,146

Diluted	167,666	218,997	156,299	160,477	156,146

Net income (loss) per common share, excluding adjustments:
Basic	$0.03	$0.01	$(0.05)	$(0.01)	$(0.15)

Diluted	$0.03	$0.01	$(0.05)	$(0.01)	$(0.15)

Weighted-average common shares outstanding:
Basic	167,666	156,928	156,299	160,477	156,146

Diluted	190,719	156,928	156,299	160,477	156,146

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), pre-marketing operating income and net income (loss) excluding adjustments.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted EBITDA and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have also excluded the change in fair value of derivatives and gain (loss) on extinguishment of notes from our net income (loss) for the three and nine months ended September 30, 2009. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA (which we previously referred to as adjusted income (loss) from operations) as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding the change in fair value of derivatives and the gain (loss) on notes extinguishment.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, November 4, 2009 at 10:00 AM Eastern Time. To participate, please dial (877) 723-9523 approximately ten minutes prior to the call. International callers should dial (719) 325-4828. A replay will be available approximately two hours after the conclusion of the call until midnight November 18, 2009, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is:7345106.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future products and marketing strategy, churn, international calling costs, capital and software expense, and expected cash from operations. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: restrictions in the Company’s debt agreements that may limit its operating flexibility; any failure to meet New York Stock Exchange listing requirements; the competition the Company faces; worsening economic conditions; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; differences between the Company’s service and traditional phone services, including its 911 service; the Company’s dependence on third party facilities, equipment and services; system disruptions or flaws in the Company’s technology; the Company’s dependence on its customers’ existing broadband connections;

uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.